EXHIBIT 99.2

Cadence bancorporation announces $50 million share repurchase program

HOUSTON, July 26, 2019 – Cadence Bancorporation (NYSE: CADE) (the “Company”) today announced that its board of directors has authorized the repurchase of up to $50 million of the Company’s Class A common stock. The Company expects to fund the program with cash on hand and cash generated from operations.

The repurchase authorization does not have an expiration date and may be modified, suspended or discontinued at any time at the Company’s discretion and does not obligate the Company to acquire any particular amount of Class A common stock. The actual timing, number and value of the shares to be purchased under the program will be determined by the Company’s management at its discretion.

The Company’s Class A common stock repurchase program will be subject to various factors, including the Company’s capital position, liquidity, financial performance and alternate uses of capital, stock trading price, general market and other conditions, and applicable legal requirements. The Class A common stock repurchases may be accomplished through open market purchases or privately negotiated transactions.

About Cadence Bancorporation

Cadence Bancorporation (NYSE: CADE), headquartered in Houston, Texas, is a regional financial holding company with $17.5 billion in assets as of June 30, 2019. Cadence operates 98 branch locations in Alabama, Florida, Georgia, Mississippi, Tennessee and Texas, and provides corporations, middle-market companies, small businesses and consumers with a full range of innovative banking and financial solutions. Services and products include commercial and business banking, treasury management, specialized lending, asset-based lending, commercial real estate, SBA lending, foreign exchange, wealth management, investment and trust services, financial planning, retirement plan management, business insurance, consumer banking, consumer loans, mortgages, home equity lines and loans, and credit cards. Clients have access to leading-edge online and mobile solutions, interactive teller machines, and more than 55,000 ATMs. The Cadence team of 1,800 associates is committed to exceeding customer expectations and helping their clients succeed financially.

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Contact Information

Cadence Bancorporation

Media contact:

Danielle Kernell

713-871-4051

danielle.kernell@cadencebank.com

Investor relations contact:

Valerie Toalson

713-871-4103 or 800-698-7878

vtoalson@cadencebancorporation.com